TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

Management’s discussion and analysis (MD&A) is current to March 15, 2011 and is management’s assessment of the operations and the financial results together with future prospects of Trelawney Mining and Exploration Inc. (“Trelawney”, “Corporation”, or the “Company”). This MD&A should be read in conjunction with our audited consolidated financial statements and related notes for the year ended December 31, 2010, prepared in accordance with Canadian generally accepted accounting principles. All figures are in Canadian dollars unless stated otherwise. This discussion contains forward-looking statements that are not historical in nature and involves risks and uncertainties. Forward-looking statements are not guarantees as to Trelawney’s future results as there are inherent difficulties in predicting future results. Accordingly, actual results could differ materially from those expressed or implied in the forward-looking statements. The Company has adopted National Instrument/ 51-102F1 as the guideline in presenting the MD&A. This MD&A should be read in conjunction with the most recent Annual Information Form (“AIF”) on file with the provincial securities regulatory authority. Additional information relevant to the Company’s activities, including the Company’s Annual Report and audited consolidated financial statements can be found on SEDAR at www.sedar.com.

TABLE OF CONTENTS

1.	Description of Business	2
2.	Developments during and subsequent to the year ended December 31, 2010	2
3.	Overall Performance	9
4.	Results of Operations	10
5.	Summary of Quarterly Results	13
6.	Related-party Transactions	15
7.	Additional Disclosure for Venture Companies without Significant Revenue	16
8.	Financial Instruments and other Instruments	19
9.	Status Trelawney’s Transition to International Financial Reporting Standards (“IFRS”)	22
10.	Cautionary Note Regarding Forward Looking Statements	26
11.	Management’s Responsibility for Financial Information	26

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

1.   Description of Business

The Company is a Tier 2 junior exploration company listed on the TSX Venture Exchange (“TSXV”), and on the Frankfurt exchange (“Frankfurt”), engaged in the acquisition and exploration of mineral properties with a primary interest in gold. The Company was formed under the Business Corporations Act (Ontario) as Zenda Gold Corp. on July 4, 1996 by articles of amalgamation. The amalgamation was completed between Galinée Mattagami Mines Limited, a public company, and Paramount Gold Corporation, a private company. On November 1, 1999 the Company amended its articles to change its name to “Zenda Capital Corp.”. On November 8, 2004 the Company amended its articles to change its name to “Terex Resources Inc.”  On November 6, 2006, the Company amended its articles to change its name to “Trelawney Resources Inc.”. On April 15, 2009, the Company changed its name to “Trelawney Mining and Exploration Inc.”

The profitability and operating cash flow of the Company is affected by various factors, including the market price of gold, operating costs, interest rates, regulatory and environmental compliance, general and administrative costs, the level of exploration and development expenditures and other discretionary costs. While Trelawney seeks to manage the level of risk associated with its business, many of the factors affecting these risks are beyond the Company’s control.

The Company is currently focusing its exploration efforts in Chester Township, Porcupine Mining Division, in central Ontario, with a goal of becoming a new mid-tier gold mining company. The Company is a reporting issuer in Alberta, British Columbia and Ontario.

As at March 15, 2011, the directors and officers of the Company were:

Greg Gibson	CEO, President and Director
Andres Tinajero	Vice President Finance & CFO
David Beilhartz	Vice President Exploration
Lisa McCormack	Corporate Secretary
Chris Irwin	Director
Patrick Mohan	Director
George Cole	Director
James Fairbairn	Director

David Beilhartz, P.Geo. is a “Qualified Person” for the Company under the definition of National Instrument 43-101.

2.   Developments during and subsequent to the year ended December 31, 2010

Financing Developments

On December 7, 2010 the Company closed its previously announced “bought deal” private placement (the “Offering”), led by RBC Capital Markets and Jennings Capital Inc., with a syndicate including Raymond James Ltd. and Stifel Nicolaus Canada Inc. (collectively, the “Underwriters”).

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

The Company issued an aggregate of 18,652,000 common shares (“Common Shares”) at a price of $2.20 per Common Share and 6,440,000 flow through common shares (“FT Shares”) at a price of $2.50 per FT Share, for aggregate gross proceeds of $57,134,400.

The Company paid the Underwriters a cash commission equal to 6% of the gross proceeds of the Offering.

The net proceeds of the Offering will be utilized for continued exploration and development of the Company’s properties in Chester Township and for general working capital purposes.

On March 30, 2010, the Company closed its previously announced “bought deal” private placement (the “Offering”), led by Jennings Capital Inc., with a syndicate including Raymond James Ltd. and Stonecap Securities Inc. (collectively, the “Underwriters”).

The Company issued an aggregate of 14,238,095 common shares (“Common Shares”) at a price of $1.05 per Common Share for aggregate gross proceeds of $14,950,000.

The Company paid the Underwriters a cash commission equal to 6% of the gross proceeds of the Offering and issued broker warrants exercisable to purchase that number of Common Shares equal to 6% of the aggregate number of Common Shares sold pursuant to the Offering. Each Broker Warrant is exercisable at a price of $1.05 per Common Share until March 30, 2012.

For the period from January 1, 2010 to December 31, 2010, 581,000 options and 11,728,591 warrants have been exercised for proceeds of $5,285,968.

For the period from January 1, 2011 to March 15, 2011, 109,900 options and 931,867 warrants have been exercised for proceeds of $728,509.

Exploration Developments

The company continues its exploration efforts on its Chester Project located 20 km southwest of Gogama, Ontario. Progress continues on the construction of the infrastructure on the Chester 1 Mine site. Main office and workshop buildings have been constructed with significant progress on completion of the short powerline. All major infrastructure is on schedule to be in place upon receipt of the final permits to commence the underground exploration program.

Construction continues on the camp and exploration facility located at the logistics facility which will house the company's work force and act as the main base for all exploration activities.

Drilling continues at Cote Lake on 100-metre step-outs from the original discovery line section 93+00E. To date the company has released drill results for line sections 89E to 96E, as per company press releases.

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

Exploration Activities

The Company is focused on exploring and developing its gold and copper properties located just South of Gogama, Ontario. The Company has received the advanced exploration permits which allow for the refurbishing of the Chester Mine underground and taking of a first bulk sample. In February the company purchased the equipment necessary to establish the mine infrastructure at the Chester mine site, including surface and underground electrical distribution system, ventilation and mine air heating system, compressors and furnished warehouse, work shop and office. The dewatering permit for the Chester Mine was also granted in February. In early July, the company received acknowledgement of receipt for the filing of its Advanced Exploration Closure Plan for the Chester Project from the Mineral Development and Lands Branch of the Ministry of Northern Development, Mines and Forestry. Pursuant to the approval for filing of the Closure Plan the company began the rehabilitation of the ramp portal and underground at the Chester 1 Mine.

During the first quarter of 2010, the company announced the discovery of the Cote Lake deposit. The results of several drill holes from the discovery include the following highlights: 107 metres of 8.2 g/t gold (hole E10-04), 191 metres of 1.88 g/t gold (E10-09), 292 metres of 0.88 g/t gold (E10-26), and 137 metres of 5.33 g/t gold.  Additional results can be viewed in the company press releases and the Cote Lake Deposit Drilling table below. (Jack Rabbit “Cote Lake” section)

Chester 1 Property
In June 2009, Trelawney signed a letter of agreement with Treelawn Investment Corp. (“Treelawn”) to acquire up to a 70% interest in two leased mining claims (151 hectares) which host the Chester Gold Mine in Chester Township, northern Ontario.  The mine has a historical mineral resource of 159,000 tons grading 0.43 oz /ton gold (NI-43-101 non-compliant).  The mine was developed to a depth of 550 feet in the 1980’s, but not put into production.  Underground development includes a decline ramp, over 2300 feet of lateral drifting on three levels, and 300 feet of raises on ore.

Pursuant to the terms of the Letter Agreement the Company can acquire an initial 50% interest in the Property (the “First Option”), in exchange for:
-	$35,000 (paid) in cash;
-	4,000,000 (issued) common shares of the Company;
-	1,000,000 (issued) common shares warrants of the Company exercisable into common shares of the Company for five years from the date of issuance at an exercise price of $0.17;
-	Within 12 months following the signing of the Option Agreement, the Company shall obtain the necessary work permits and commence a work program on the Property (completed);
-	On or before the 18th month anniversary of obtaining the work permits, the Company shall have brought the Property into commercial production; and
-	On or before the sixth month anniversary of achieving commercial production, the Company shall issue an additional 1,000,000 Common Shares to Treelawn.

Results from a five-hole drilling program were released in January 2010. The objective of the program was to determine the presence of the downdip extension of Chester 1 gold-mineralized structure below the underground mine development down to a vertical depth of 300 metres. One hole (CM09-05) was abandoned due to poor ground conditions. The other four holes all intersected gold mineralization with highlighted grades of 0.66 metres of 36.67 g/t gold in hole CM09-01 and 1.10 metres of 7.8 g/t gold and 1.1 metres of 3.26 g/t gold in hole CM09-03. A new parallel zone was discovered in the hanging wall with 0.43 metres of 54.05 g/t gold in hole CM09-02.

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

Chester 2 Property - Young Shannon
In August 2009, the Company signed an acquisition agreement with Metallum Resources Inc. (“Metallum”) to acquire 100% of Metallum’s 92.5% interest in the Young-Shannon Property adjacent to the Chester Property in exchange for 5,000,000 common shares of Trelawney (issued) and a 1% net smelter return royalty (“NSR”) on the property payable when the monthly average gold price exceeds US$1,000 per ounce.  The Young-Shannon Property consists of 11 patented and 18 unpatented mining claims. A 3% NSR, is also payable to the proprietary owners of the 11 patented mining claims. There is also a 1.5% NSR to Ed Blanchard and Ike Burns on the 18 unpatented mining claims.  The property has a historical indicated mineral resource of 220,000 tons grading 0.354 oz/ton gold and an inferred mineral resource of 725,000 tons grading 0.16 oz/ton gold on the property’s C-Prime gold deposit (NI 43-101 non-compliant).  In September, Trelawney commissioned and received an updated NI 43-101 geological report on the Young Shannon property. Exploration drilling continues on the west end of this property as Cote Lake deposit occurs on the boundary with the adjacent Emerald Isle claims, which are part of the Jack Rabbit property.

Chester 3 Property - Jack Rabbit (“Cote Lake”)
Trelawney and Treelawn Group Inc. entered into a term sheet (the “Letter Agreement”), pursuant to which Treelawn has granted the Company the right to acquire up to a 92.5% interest in certain mining claims located in Chester Township, Ontario.

Pursuant to the terms of the Letter Agreement the Company can acquire an initial 50% interest in the Property (the “First Option”), in exchange for:

-	3,000,000 (issued) common shares (“Common Shares”) of the Company;
-
on or before the end of every three month period following the signing of a definitive option agreement (the “Effective Date”), the Company shall pay Treelawn the amount of $18,000 for a period of three years, for a total consideration of $216,000 (paid $36,000 as at June 30, 2010);

-	on or before the Effective Date the Company shall pay Treelawn the amount of $1,000,000 (paid);
-	on or before the first anniversary of the Effective Date the Company shall pay Treelawn the amount of $1,000,000; and
-	on or before the end of the 18th month anniversary following the Effective Date, the Company shall have incurred $500,000 (completed) in expenditures on the Property;
-	on or before the end of the 18th month anniversary following the Effective Date, the Company shall issue an additional 4,000,000 Common Shares to Treelawn; and
-	in the event the Company fails to exercise the First Option, the Company shall pay Treelawn the amount of $1,000,000.

After exercising the First Option the Company shall grant to Treelawn a 1.5% net smelter return royalty (the “Royalty”) on the Property. During the 48 months following the grant of the Royalty the Company shall have the right to purchase 0.5% of the Royalty from Treelawn for sum of $1,000,000.

Twelve months following the exercise of the First Option and provided the Company has expended $500,000 on the Property, the Company can earn an additional 25% interest in the Property (the “Second Option”) by issuing an additional 4,000,000 Common Shares to Treelawn.

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

The Company can acquire a final 17.5% interest in the Property on the date that is 12 months from the exercise of the Second Option and provided the Company has expended an additional $500,000 on the Property by issuing an additional 4,000,000 Common Shares to Treelawn.

Exploration continues to intersect long intervals of low grade gold mineralization on the Emerald Isle claims of the Jack Rabbit property and adjoining Young Shannon property. Drilling highlights on this new large tonnage gold target include: 107 metres of 8.2 g/t gold and 191 metres of 1.88 g/t gold. Average grades range from 1-2 g/t gold over intervals of up to and locally greater than 200 meters. To date the company has released drill results for line sections 89E to 96E. Details of the results can be found in the company press releases. Drilling continues at Cote Lake on 100-metre step-outs from the original discovery line section 93+00E. At December 31, 2010 a total of 47 holes had been completed on the Cote Lake Deposit, for a total of approximately 23,500 metres drilled. Results from 47 drill holes have been press released.

Highlights from the Cote Lake Deposit drilling to date are provided in the following table.

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

Cote Lake Deposit Drilling

Section	Hole	From (m)	To (m)	Length (m)	Gold (g/t)
93+00E	E09-01	78.00	214.00	136.00	1.16
	E09-03	68.11	114.70	46.59	1.14
		147.50	219.07	71.57	1.99
		411.51	465.00	53.49	0.52
	E10-04	68.9	149.1	80.2	0.69
		222.5	329.6	107.1	8.20
		405.10	423.00	17.90	8.06
	E10-05	71.20	128.50	57.30	2.49
		185.50	364.30	178.80	1.45
	E10-11	124.00	185.18	61.18	0.66
		221.00	248.00	27.00	1.27
	E10-12	101.06	209.00	107.94	0.90
	E10-20	59.24	98.13	38.89	0.72
		178.90	179.93	1.03	4.23
		200.00	201.00	1.00	6.40
	E10-26	241.56	533.60	292.04	0.88
	E10-27 incl incl and incl and incl incl	182.50	209.50	26.50	0.38
		335.40	610.00	274.60	2.99
		349.90	486.90	137.00	5.33
		368.45	369.95	1.50	61.93
		368.95	369.45	0.50	91.50
		407.80	408.95	1.15	102.63
		457.05	458.05	1.00	87.63
94+00E	E10-07	48.80	100.52	51.72	0.40
	E10-08	68.00	182.00	114.00	0.97
	E10-09	95.09	285.75	190.66	1.88
	E10-10	56.70	287.30	230.60	0.88
	E10-22	0.72	1.50	0.78	6.12
		9.93	10.57	0.64	2.48
		35.67	55.40	19.73	0.30
		112.00	179.24	67.24	0.32
92+00E	E10-13	99.01	211.40	112.39	1.65
		281.00	299.00	18.00	1.08
	E10-14	99.00	164.00	65.00	1.62
		220.48	239.37	18.89	0.77
	E10-18 incl.	10.17	11.00	0.83	6.04
		55.00	139.00	84.00	0.69
		55.00	91.00	36.00	1.27
		330.00	333.10	3.10	2.43
	E10-19	17.00	132.00	115.00	0.71
		148.42	175.81	27.39	0.33
		306.00	307.00	1.00	1.13
	E10-27	182.50	209.50	26.50	0.38
		335.40	610.00	274.60	2.99
		349.90	486.90	137.00	5.33
		368.45	369.95	1.50	61.93
		368.95	369.45	0.50	91.50
		407.80	408.95	1.15	102.63
		457.05	458.05	1.00	87.63
	E10-28	9.00	128.50	119.50	0.92
95+00E	E10-15	153.00	203.25	50.75	0.71
	E10-16	32.51	33.85	1.34	5.98
		57.00	62.35	5.35	0.71
		105.50	106.00	0.50	6.47
		134.50	337.00	202.50	0.87
	E10-17	47.00	112.00	65.00	0.38
		181.50	274.00	92.50	0.31
		303.50	317.00	13.50	5.15
	E10-21	90.80	127.50	36.70	0.91
		255.00	256.00	1.00	36.10
	E10-23 incl. incl.	171.00	228.94	57.94	1.49
		205.13	215.14	10.01	6.33
		205.13	207.37	2.24	22.59
96+00E	E10-24 incl.	28.50	64.50	36.00	1.02
		98.50	99.00	0.50	6.94
		147.00	154.20	7.20	1.76
		197.00	369.98	172.98	0.36
		197.00	214.00	17.00	0.98
	E10-25	397.00	398.00	1.00	1.39
		403.00	404.00	1.00	1.63
91+00E	E10-29 incl.	394.00	585.00	191.00	1.27
		394.00	533.00	139.00	1.62
90+00E	E10-31	493.50	629.45	136.95	0.79

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

-	True widths of intersections are unknown
-	Gold assays are uncut

On March 7, 2011, Trelawney Mining and Exploration Inc. announced the results of the initial Mineral Resource estimate for the Cote Lake Deposit on the Chester Project. The Mineral Resource estimate was audited by Roscoe Postle Associates Inc. (“RPA”) and reported in accordance with National Instrument 43‐101 requirements.

Roscoe Postle Associates Inc. has audited the Mineral Resource estimate for the Cote Lake Deposit prepared by Trelawney’s Consulting Geologist Jamie Lavigne, P.Geo. The estimate is all classified as Inferred Mineral Resource and totals 131 million tonnes averaging 1.00 g/t Au for 4.22 million ounces of contained gold at a cut‐off grade of 0.30 g/t Au.

Hiawatha Property
The Company acquired 70% right in the Hiawatha Property on December 30, 2009. The property consists of 6 patented and 4 unpatented claims covering 747ha located in Lizar Township, Sault Ste. Marie Mining Division, 120km ENE of Hemlo in South Central Ontario. Gold was initially discovered on the property in the mid 20’s. There were 3 major zones discovered in the 30’s: the North, South and West Zones. The North and South Zones were explored underground via a 100-metre vertical shaft and 2 levels at 45metres and 84metres below surface. Mineralization consists of native gold associated with sheared, silicified and altered zones; gold is present as fine grains within or adjacent to late quartz veins. Historic sampling highlights in the North Zone includes 2nd level channel samples of 95 g/t and 65 g/t Au over 0.9 m and surface grab samples of up to 153 g/t and 168 g/t Au. Historic sampling of a 425 m length of the South Zone on the 2nd level yielded >10 g/t Au for 40 of 78 samples taken across widths of 0.30-1.52m.

The Company paid $40,000 and issued 400,000 common shares to the property vendors.

Benneweis Property
In June 2010, Trelawney granted Crown the option to earn a 50% interest on Trelawney’s recently‐staked Benneweis property in exchange for Crown issuing 1.6 million common shares of Crown to Trelawney and Crown spending $2.5 million in exploration expenses over a five‐year period. As of September 30, 2010, 400,000 shares have been received. The Benneweis property is located east of the Chester Project and consists of 20 claims with 257 units located in Benneweis, Groves, Neville and St. Louis townships.

Chester 5 – Chester-Yeo Property
In June 2010, Trelawney signed an agreement with Crown Minerals Inc. (“Crown”) for Crown’s Chester / Yeo property. Trelawney purchased an 80% interest for a one‐time payment of $120,000 (paid) and Crown will retain a 20% carried interest until the completion of a positive pre‐feasibility study. The Chester/Yeo property is contiguous to and west of Trelawney’s Chester Project. The property consists of three claims with 14 units located approximately 1 kilometre west of Trelawney’s newly discovered Cote Lake deposit.

Abbie Lake Property
In July 2010 Trelawney signed an agreement with Upper Canada Explorations Limited (“Upper Canada”) whereby Trelawney granted to Upper Canada the option to acquire a 100% interest in Trelawney`s Abbie Lake property for a one time issuance of 100,000 shares of Upper Canada and a commitment to incur all necessary exploration and property maintenance costs. Upper Canada grants to Trelawney a 2% net smelter return royalty (the “Royalty”) on the Property. The Company shall have the right to purchase 1.5% of the Royalty from Trelawney for sum of $750,000.

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

Massey
Trelawney has exercised their option to obtain a 100% interest in the Massey Property. The Massey Property is located about 5 km northwest of the town of Massey and 85 km west of the mining and smelting facilities at Sudbury, Ontario. Massey is located on the Trans-Canada Highway #17. The property comprises 94 claim units totaling 1,474 hectares in Salter and May Townships, Sudbury Mining Division and contains the former producing Hermina #1 and #3 mines, as well as the Gutcher shaft and the adit zone of the Massey mine. The Hermina deposits are 1.7 km apart and are believed to be localized along a splay fault to the Murray Fault, a major regional structure. An estimated 18,535 tonnes of ore grading about 2.82% Cu were mined from the deposit intermittently between 1901 and 1970. The deposit is open in both directions along strike and down dip. Minor gold values were known to exist with the copper at Hermina but no systematic sampling for gold had ever been carried out.

The Gutcher shaft and the Massey Mine are contained within a large hematized, siliciﬁed, albitized and sericitized breccia complex adjacent to the Murray Fault; the area has many features in common with iron oxide-copper-gold (IOCG) deposits.

During May 2005, the Company carried out a program of surface and downhole induced polarization to further define drill targets on the property. The Company completed a 1,500 metre drilling program. A broad zone of copper mineralization was intersected that assayed 1.73% copper over 6.1 metres. On November 2, 2006, Trelawney signed a LOI with Citadel Gold Mines Inc. who could earn up to a 75% interest in the property by spending $1.2 million on exploration, making cash payments of $260,000 and issuing 1,150,000 common shares of Citadel. The agreement was finalized in January 2007. On December 5, 2008, Citadel notified the Company that it had terminated the agreement.

Mishi Property
The Mishibishu Lake Property (100% owned by the Company) consists of four claim blocks totaling, 372 claim units (13,000 acres) in the Mishibishu greenstone belt in the Wawa area, Sault Ste. Marie Mining Division in central Ontario. There is one operating mine and two former producing mines within the greenstone belt; the most notable is the Eagle River Mine currently operated by Wesdome Gold Mines Ltd. Recent work around the mine has discovered gold mineralization (146 g Au/t over 4.7 m and 50 g Au/t over 2.3 m). The other two operations are the former producing Magnacon mine and the Mishi pit. There is good infrastructure and support in Wawa and an operating mill is less than 25 km from all the properties. A prospecting and sampling program started in May 2008 and was completed over the summer months.

3.  Overall Performance

For the year ended December 31, 2010 the Company’s cash and cash equivalent position increased by $43,626,069 to $54,219,416 from $10,593,347 at December 31, 2009. This increase is due to private placements during the year and exercises of options and warrants amounting to net proceeds of $72,783,408 offset by operating expenses and capital and exploration expenditures.

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

The Company is engaged in the business of preliminary or early stage mineral exploration and mine development. The Company holds no interests in producing or commercial ore deposits. The Company has no production or other revenue. There is no operating history upon which investors may rely. Commercial development of any kind will only occur in the event that sufficient quantities of ore containing economic concentrations of gold or other mineral resources are discovered. If in the future a discovery is made, substantial financial resources will be required to establish ore reserves. Additional substantial financial resources will be required to develop mining and processing for any ore reserves that may be discovered. If the Company is unable to finance the establishment of ore reserves or the development of mining and processing facilities it will be required to sell all or a portion of its interest in such property to one or more parties capable of financing such development.

4.   Results of Operations

Selected Annual Information

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
	$	$	$
Loss before income taxes	11,821,838	2,523,351	849,547
Net loss	11,724,838	2,641,351	586,547
Loss per weighted average share – basic and diluted	$0.138	$0.10	$0.01
Total Assets	92,380,680	21,580,391	5,169,219

Three month period ended December 31, 2010
The Company incurred a net loss of $6,806,229 or $0.068 a share for the three month period ended December 31, 2010, compared with a net loss of $1,130,466 or $0.05 a share for the same period ended December 31, 2009.

The Company had stock-based compensation expense of $(48,240) for the three month period ended December 31, 2010, compared to $(132,700) for the same period in 2009. Stock-based compensation expenses are booked based on the valuation of options using the Black-Scholes model. The expense varies based on the number of options issued and the underlying assumptions used in the model. The negative expense is due to a year end adjustment on the valuation from the Black-Scholes Model.

For the three month period ended December 31, 2010, management and consulting fees decreased by $152,980 to $27,983 from $180,163 in the same period in 2009. The decrease is due to the fact that the Company has hired a large employee base in 2010 and thus has relied less on consultants. Consulting fees were unusually high in 2009 due to bonuses paid to various consultants.

Shareholder information costs increased in the three month period ended December 31, 2010 by $182,747 to $200,402 from 17,655 in the same period in 2009. This amount relates to the costs of issuing press releases, transfer agents, investor presentations, electronic dissemination of information and the timing difference between quarters. The increase is attributable to more press releases and investor presentations as the Company continues to promote itself to the investment public.

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

Professional fees increased by $42,027 to $89,997 during the three month period ended December 31, 2010 compared to $47,970 in the same period in 2009. The increase is attributable to higher legal fees on general corporate matters as the Company looks to advance its current mineral properties and seeks out potential new investments.

Promotion and travel expenses for the three month period ended December 31, 2010 increased by $138,589 to $173,766 from $35,177 in the same period in 2009. The increase is due to the Company ramping up its operations through advancing its current mineral properties, and thus, an increase in travel costs to progress and build awareness about its properties.

Total office and general costs increased in the three month period ended December 31, 2010, by $121,959 to $210,872 from $88,913 in 2009. The increase is attributable to insurance expenses and higher operating costs as the company has more staff and office space and prepares for production on the properties in fiscal 2011.

Total payroll costs increased in the three month period ended December 31, 2010, by $2,350,211 to $2,350,211 from $nil in 2009. The increase is due to Company hiring several office employees as it works towards bringing its Chester property into production and the payment of bonuses near year end.

The Company wrote-off the Dorset Au Property as management does not intend on further exploring the property and the Company does not hold title to the land. During the three month period ended December 31, 2010, the Company had written-off $2,923,113 in mineral properties and deferred exploration expenditures compared to $798,021 during the same period in 2009.

For the year ended December 31, 2010

The Company incurred a net loss of $11,724,838 or $0.138 a share for the year ended December 31, 2010, compared with a net loss of $2,641,351 or $0.097 a share for the same period ended December 31, 2009.

The Company had stock-based compensation expense of $3,238,460 for the year ended December 31, 2010, compared to $686,300 for the same period in 2009. Stock-based compensation expenses are booked based on the valuation of options using the Black-Scholes model. The expense varies based on the number of options issued and the underlying assumptions used in the model.

For the year ended December 31, 2010, management and consulting fees decreased by $44,869 to $470,244 from $515,113 in the same period in 2009. The decrease is due to the fact that the Company has hired a large employee base in 2010 and thus has relied less on consultants. Consulting fees were unusually high in 2009 due to bonuses paid to various consultants.

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

Shareholder information costs increased in the year ended December 31, 2010 by $460,545 to $554,805 from $94,260 in the same period in 2009. This amount relates to the costs of issuing press releases, transfer agents, investor presentations, electronic dissemination of information, TSX-V fees and the timing difference between quarters. The increase is attributable to more press releases and investor presentations as the Company continues to promote itself to the investment public.

Professional fees increased by $242,831 to $357,368 during the year ended December 31, 2010 compared to $114,537 in the same period in 2009. The increase is attributable to higher legal fees on general corporate matters as the Company looks to advance its current mineral properties and seeks out potential new investments.

Promotion and travel expenses for the year ended December 31, 2010 increased by $442,073 to $559,666 from $117,593 in the same period in 2009. The increase is due to the Company ramping up its operations through advancing its current mineral properties, and thus, an increase in travel costs to progress and build awareness about its properties.

Total office and general costs increased in the year ended December 31, 2010, by $670,992 to $891,268 from $220,276 in 2009. The increase is attributable to insurance expenses and higher operating costs as the company has more staff and office space and prepares for production on the properties in fiscal 2011.

Total payroll costs increased in the year ended December 31, 2010, by $2,847,789 to $2,847,789 from $nil in 2009. The increase is due to Company hiring several office employees as it works towards bringing its Chester property into production and the payment of bonuses near year end.

The Company wrote-off the Dorset Au Property as management does not intend on further exploring the property and the Company does not hold title to the land. During the year ended December 31, 2010, the Company had written-off $2,923,113 in mineral properties and deferred exploration expenditures compared to $798,021 during the same period in 2009.

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

5.   Summary of Quarterly Results

Selected financial information for the eight quarters as follows:

	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
	$	$	$	$
Total revenue	-	-	-	-
Net loss	6,806,229	1,380,684	1,854,453	1,683,472
Loss per share – basic and diluted	$0.068	$0.016	$0.022	$0.025

	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
	$	$	$	$
Total revenue	-	-	-	-
Net loss	1,130,466	1,256,873	131,319	122,693
Loss per share– basic and diluted	$0.050	$0.045	$0.001	$0.001

Working Capital
As at December 31, 2010, the Company had a net working capital of $52,181,695 compared to $9,964,047 as at December 31, 2009.

A summary of the Company’s cash position and changes in cash and cash equivalents for three months ended and year ended December 31, are provided below:

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Cash used in operating activities – gross	$(3,052,604)	$(241,853)	$(5,675,384)	$(1,061,780)
Changes in non-cash operating working capital	646,500	560,034	628,698	624,055
Cash provided by (used in) operating activities - net	(2,406,104)	318,181	(5,046,686)	(437,725)
Cash used in investing activities	(6,523,581)	(1,210,565)	(24,110,653)	(1,898,732)
Cash provided by financing activities	55,959,709	9,337,296	72,783,408	12,557,660
Increase in cash and cash equivalents	47,030,024	8,444,912	43,626,069	10,221,203
Cash and cash equivalents, beginning of period	7,189,392	2,195,785	10,593,347	372,144
Cash and cash equivalents, end of period	$54,219,416	$10,640,697	$54,219,416	$10,593,347

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

Three months ended December 31, 2010 vs. December 31, 2009

Operating Activities

Cash flow used by operating activities before changes in non-cash working capital during the three months ended December 31, 2010 was $(3,052,604) compared to $(241,853) during the same period 2009.

Investing Activities

During the three months ended December 31, 2010, the Company spent $6,523,581 on capital assets and mineral properties and deferred costs, compared to $1,210,565 in the fourth quarter of 2009. These expenditures were incurred as the Company continues to acquire and advance its mineral properties and acquires assets that will assist the Company through the development stage of its Chester 1 property in fiscal 2011.

Financing Activities

During the three months ended December 31, 2010, cash flow provided in financing activities was $55,959,709 through shares issued on the December 7, 2010 private placement and exercise of options and warrants, compared to $9,337,296 in the fourth quarter of 2009. These financings were completed to allow the Company to acquire and advance its mineral properties and acquire assets that will assist the Company through the development stage of its Chester 1 property in the fourth quarter of 2010.

Year ended December 31, 2010 vs. December 31, 2009

Operating Activities

Cash flow used by operating activities before changes in non-cash working capital during the year ended December 31, 2010 was $5,675,384 compared to $1,061,780 during the same period 2009.

Investing Activities

During the year ended December 31, 2010, the Company spent $24,110,653 on capital assets and mineral properties and deferred costs, compared to $1,898,732 in the same period in 2009. These expenditures were incurred as the Company continues to acquire and advance its mineral properties and acquires assets that will assist the Company through the development stage of its Chester 1 property in fiscal 2011.

Financing Activities

Cash flow provided by financing activities during the year ended December 31, 2010 was $72,783,408 through shares issued in March and December private placements and exercise of options and warrants, compared to $12,557,660 in 2009. These financings were completed to allow the Company to acquire and advance its mineral properties and acquire assets that will assist the Company through the development stage of its Chester 1 property in the fourth quarter of 2010.

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

Liquidity Outlook

Trelawney had cash and cash equivalents of $54,219,416 available at December 31, 2010, an increase of $43,626,069 from the balance at December 31, 2009 of $10,593,347.

As noted above, the Company’s working capital increased by $42,217,648 to $52,181,695 from $9,964,047 at December 31, 2009.

The Company believes that between its current cash balances, it has the necessary funds available to meet its operating, investing and financing obligations and execute its current business plans.

6.   Related-party Transactions

Irwin Professional Corporation, a company controlled by Christopher Irwin, a Director, charged the company $329,095 (2009 - $145,311) in respect to legal fees and Directors Fees.

On November 5, 2010, the Company entered into an agreement to purchase a mill for $300,000 from Canada Lithium Corporation, a Company for which two directors of Trelawney are also directors.

On June 2, 2010, the Company entered into two property option agreements with Crown Gold Corporation, a Company for which a director of Trelawney is also a director. As part of the property agreements, Trelawney paid $120,000 to Crown Gold Corporation and received 400,000 shares of Crown Gold Corporation.

In May and November 2010, the Company sold $81,800 of equipment to Lakeshore Gold Inc., a Company for which a director of Trelawney is also a director.

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

7.   Additional Disclosure for Venture Companies without Significant Revenue

	December 31, 2010	December 31, 2009
Mineral Properties
Capitalized mineral properties and deferred expenditures	$30,300,790	$10,821,403
Corporate expenses	$11,821,838	$2,523,351
Total assets	$92,380,680	$21,580,391

	December 31, 2010	December 31, 2009
Mineral properties and deferred costs	Capitalized	Capitalized
Acquisition costs	$4,552,804	$4,599,530
Geological	1,328,135	51,173
Drilling	2,779,354	854,461
Assaying	886,168	129,843
Consulting	687,934	267,788
Travel	754,205	236,877
Surveying	-	11,599
Closure/rehab	1,529,619	-
Development costs	944,226	-
Underground dewatering	1,231,338	-
Labour	2,471,737	118,888
Other	5,270,980	(207,798)
	$22,436,500	$6,062,361

Corporate Expenses	December 31, 2010	December 31, 2009

Stock-based compensation	$3,238,460	$686,300
Office and general	891,268	220,276
Management and consulting	470,244	515,113
Professional fees	357,368	114,537
Promotion and travel	559,666	117,593
Shareholder information	554,805	94,260
Salaries and benefits	2,847,789	-
Write-down of mineral properties	2,923,113	798,021
Unrealized gain on marketable securities	(20,875)	(22,750)
	$11,821,838	$2,523,351

Outstanding share data	December 31, 2010	December 31, 2009

Issued and outstanding common shares	120,488,877	64,549,191
Outstanding options to purchase common shares	7,054,000	3,300,000
Outstanding warrants to purchase common shares	6,811,224	17,685,529

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

Disclosure of Outstanding Share Data, March 15, 2011

	Authorized	Outstanding
Voting or equity securities issued and outstanding	Unlimited Common Shares	122,080,644 Common Shares

Securities convertible or exercisable into voting or equity shares		a) Options to acquire up to 6,794,100 common shares b) 5,879,357 Warrants exercisable to acquire common shares of the Company, all expired during the year, unexercised.

Off-Balance Sheet Arrangements
The Company has no off-balance sheet arrangements.

Dividends
The Corporation has neither declared nor paid any dividends on its Common Shares. The Corporation intends to retain its earnings, if any, to finance growth and expand its operation and does not anticipate paying any dividends on its Common Shares in the foreseeable future.

Critical Accounting Estimates

Assessment of Recoverability of Mineral Property Costs
The cost of mineral properties and their related exploration and development costs are deferred until the properties are placed into production, sold or abandoned. These costs will be amortized over the estimated useful life of the properties following the commencement of production. Cost includes both the cash consideration as well as the fair market value of any securities issued on the acquisition of mineral properties. Properties acquired under option agreements or joint ventures, whereby payments are made at the sole discretion of the Company, are recorded in the accounts at such time as the payments are made. The proceeds from property options granted reduce the cost of the related property and any excess over cost is applied to income The Company’s recorded value of its exploration properties is based on historical costs that expect to be recovered in the future. The Company’s recoverability evaluation is based on market conditions for minerals, underlying mineral resources associated with the properties and future costs that may be required for ultimate realization through mining operations or by sale.

Assessment of Recoverability of Future Income Tax Assets
Trelawney follows the liability method of accounting for income taxes. Under this method, future tax liabilities and assets are recognized for the estimated tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Future tax liabilities and assets are measured using substantively enacted tax rates. The effect on the future tax liabilities and assets of a change in tax rates is recognized in the period that the change occurs. When the future realization of income tax assets does not meet the test of being more likely than not to occur, a valuation allowance in the amount of the potential future benefit is taken and no net asset is recognized. In preparing the consolidated financial statements, the Company is required to estimate its income tax obligations. This process involves estimating the actual tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. The Company assesses, based on all available evidence, the likelihood that the future income tax assets will be recovered from future taxable income and, to the extent that recovery cannot be considered “more likely than not,” a valuation allowance is established. If the valuation allowance is changed in a period, an expense or benefit must be included within the tax provision on the consolidated income statement.

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

Estimate of Stock Based Compensation and Associated Assumptions
The Company recorded stock-based compensation based on an estimate of the fair value on the grant date of stock options issued. This accounting required estimates of interest rate, life of options, stock price volatility and the application of the Black-Scholes option pricing model. See note 11 of the December 31, 2010, audited consolidated financial statements for a full disclosure.

Assessment of Recoverability of Receivables Including GST
The carrying amount of accounts receivables, and GST are considered representative of their respective values. The Company assesses the likelihood that these receivables will be recovered and, to the extent that recovery is considered doubtful a provision for doubtful accounts is recorded.

Capital Assets
Capital assets are recorded at cost less accumulated amortization. Amortization is computed using the straight-line method at the following annual rates:

Buildings	10 years
Computer equipment	3 years
Furniture and fixtures	4 - 5 years
Mining equipment	8 -10 years
Various equipment	3 years
Vehicles	4 years

Mineral Properties and Deferred Costs
Trelawney defers the costs of exploration on existing projects and carries them as assets until production commences. The amounts at which mineral properties and deferred exploration costs are recorded do not necessarily reflect present or future values. If a project is successful, the related mineral properties and deferred exploration costs are amortized over the estimated economic life of the project. If a project is unsuccessful, or if exploration has ceased because of continuation is not economically feasible, the mineral properties and the related deferred exploration costs are written off. Option payments received are applied against the mineral property or deferred exploration costs.

Impairment of Long-lived Assets
Trelawney reviews mineral properties and deferred costs for impairment on a periodic basis or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment losses on long-lived assets are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses then are measured by comparing the fair value of assets to their carrying amounts.

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

Asset Retirement Obligations
As at December 31, 2010, management estimated that the total amount of the estimated cash flows required to settle the Company’s assets retirement obligation for the Chester 1 property is $528,055. It is expected that this amount will be incurred in three years. The credit adjusted, risk free interest rates used to discount estimated cash flows for liabilities incurred was 6.6% representing the Company’s incremental borrowing rate. The Company’s estimates of future asset retirement obligations are based on reclamation standards that meet or exceed regulatory requirements. Elements of uncertainty in estimating these amounts include potential changes in regulatory requirements, decommissioning and reclamation alternatives and amounts to be recovered from other parties. The provision for reclamation is provided against the Chester 1 project and is based on the project plan approved by the Government of Ontario.

8.   Financial Instruments and other Instruments

Additional Capital
The exploration activities of the Company may require substantial additional financing. Failure to obtain sufficient financing may result in delaying or indefinite postponement of exploration and development of any of the Company’s properties. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financings will be favorable to the Company. In addition, low commodity prices may affect the Company’s ability to obtain financing.

Environmental and Permitting
All phases of the Company’s operations are subject to environmental regulation in the various jurisdictions in which it operates. These regulations, among other things, mandate the maintenance of air and water quality standards, land reclamation, transportation, storage and disposal of hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors, and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Company’s operations.

Acquisition
The Company uses its best judgment to acquire mining properties for exploration and development in pursuit of such opportunities, the Company may fail to select appropriate acquisition candidates or negotiate acceptable agreements, including arrangements to finance the acquisitions and development, or integrate such opportunity and their personnel with the Company. The Company can not assure that it can complete any acquisition that it pursues or is currently pursuing, on favorable terms, or that any acquisition completed will ultimately benefit the Company.

Competition
The mining industry is intensely competitive in all of its phases, and the Company competes with many companies possessing greater financial resources and technical facilities than itself. Competition in the mining business could adversely affect the Company’s ability to acquire suitable producing properties or prospectus for mineral exploration in the future.

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

Financial Risk Factors

Fair Value of Financial Instruments

The Company has designated its cash and cash equivalents and marketable securities as held for trading, which are measured at fair value. Fair value of marketable securities is determined based on transaction value and is categorized as Level 1 measurement. GST recoverable and other receivables is classified for accounting purposes as loans and receivables, which are measured at amortized cost which approximates fair value. Accounts payable and accrued liabilities and property option payable are classified for accounting purposes as other financial liabilities, which are measured at amortized cost which also approximates fair value. Fair value of accounts payable and accrued liabilities and property option payable are determined from transaction values which were derived from observable market inputs. Fair values of accounts payable and accrued liabilities and property option payable are based on Level 2 measurements.

The Company has determined the fair value of its financial instruments as follows:

(i) The carrying values of cash and cash equivalents, other receivables, accounts payable and accrued liabilities, approximate their fair values due to the short-term nature of these instruments.

(ii) Investments and capital assets are carried at amounts in accordance with the Company’s accounting policies.

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates are subject in and involve uncertainties and matters of significant judgment, therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

A summary of the Company's risk exposures as it relates to financial instruments are reflected below:

A) Credit Risk

The Company is not exposed to major credit risk attributable to customers. Additionally, the majority of the Company's cash and cash equivalents are held with a high rated Canadian financial institution in Canada.

B) Market Risk

i.) Interest Rate Risk

The Company does not have any interest bearing debt. The Company invest cash surplus to its operational needs in investment-grade short term deposits certificates issued by the bank where it keeps its Canadian Bank accounts. The Company periodically assesses the quality of its investments with this bank and is satisfied with the credit rating of the bank and the investment grade of its short term deposits certificates.

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

ii.) Market Price Risk

Market risk arises from the possibility that changes in market prices will affect the value of the financial instruments of the Company. The Company is exposed to fair value fluctuations on its investments. The Company's other financial instruments (cash, accounts receivable, accounts payable and accrued liabilities) are not subject to price risk.

iii.)	Commodity Price Risk

The price of the common shares in the capital the Company ("Common Shares"), its financial results, exploration and development activities have been, or may in the future be, adversely affected by declines in the price of gold and/or other metals.  Gold prices fluctuate widely and are affected by numerous factors beyond the Company's control such as the sale or purchase of commodities by various central banks, financial institutions, expectations of inflation or deflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, international supply and demand, speculative activities and increased production due to new mine developments, improved mining and production methods and international economic and political trends.  The Company's revenues, if any, are expected to be in large part derived from mining and sale of precious and base metals or interests related thereto.  The effect of these factors on the price of precious and base metals, and therefore the economic viability of any of the Company's exploration projects, cannot accurately be predicted.

iv.)	Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at December 31, 2010, the Company had current assets of $55,291,133 (December 31, 2009 - $10,711,638) and current liabilities of $3,109,438 (December 31, 2009 - $794,941). All of the Company’s financial liabilities and receivables have contractual maturities of less than 90 days and are subject to normal trade terms. Current working capital of the Company is $52,181,695 (December 31, 2009 - $9,916,697).

Sensitivity Analysis

The sensitivity analysis shown in the notes below may differ materially from actual results.

Based on management’s knowledge and experience of the financial markets, the Company believes the following movements are reasonably possible over a one year period:

(i)
Cash and cash equivalents include short-term money market mutual fund units that are subject to floating interest rates. As at December 31, 2010, if interest rates had fluctuate by 1% with all other variables held constant, the loss for the year ended December 31, 2010 would be changed by $548,000, as a result of a change in interest income from cash and cash equivalents.

(ii)
The Company's investments are subject to fair value fluctuations. As at December 31, 2010, if the fair value of investments had fluctuated by 10% with all other variables held constant, net loss for the year ended December 31, 2010 would have changed by $9,000.

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

Internal Control over Financial Reporting
Internal controls over financial reporting are procedures designed to provide reasonable assurance that transactions are properly authorized, assets are safeguarded against unauthorized or improper use, and transactions are properly recorded and reported. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance with respect to the reliability of financial reporting and financial statement preparation.

During the most recent year end there were no changes in the Company's internal control over financial reporting that materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting.

Proposed Transactions
In the normal course of business, as and ongoing part of the exploration process, the Company investigates mineral properties which are submitted to the Board of Directors for consideration. As well there are transactions listed in the “Subsequent to the end of the year” section of the Financial Statements. However, the Company continues to evaluate, review and negotiate a number of other prospective projects.

Evaluation of Disclosure Controls and Procedures
Disclosure controls and procedures are designed to provide reasonable assurance that all relevant information is gathered and reported to senior management, including the Corporation's President and Chief Executive Officer and Chief Financial Officer, on a timely basis so that appropriate decisions can be made regarding public disclosure. As at the end of the year covered by this management's discussion and analysis, management of the Corporation, with the participation of the President and Chief Executive Officer and the Chief Financial Officer, evaluated the effectiveness of the Corporation's disclosure controls and procedures as required by Canadian securities laws. Based on that evaluation, the President and Chief Executive Officer and the Chief Financial Officer have concluded that, as of the end of the period covered by this management's discussion and analysis, the disclosure controls and procedures were effective to provide reasonable assurance that information required to be disclosed in the Corporation's annual filings and interim filings (as such terms are defined under Multilateral Instrument 52-109 Certification of Disclosure in Issuers' Annual and Interim Filings) and other reports filed or submitted under Canadian securities laws is recorded, processed, summarized and reported within the time periods specified by those laws and that material information is accumulated and communicated to management of the Corporation, including the President and Chief Executive Officer and the Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

9.   Status of Trelawney’s Transition to International Financial Reporting Standards (“IFRS”)

The AcSB has confirmed that IFRS will replace current Canadian GAAP for publicly accountable enterprises, effective for fiscal years beginning on or after January 1, 2011. Accordingly, the Company will report interim and annual financial statements (with comparatives) in accordance with IFRS beginning with the quarter ended March 31, 2011.

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

The Company has commenced the development of an IFRS implementation plan to prepare for this transition, and is currently in the process of analyzing the key areas where changes to current accounting policies may be required. While an analysis will be required for all current accounting policies, the initial key areas of assessment will include:

•	Exploration and development expenditures;
•	Property, plant and equipment (measurement and valuation);
•	Provisions, including asset retirement obligations;
•	Stock-based compensation;
•	Accounting for joint ventures;
•	Accounting for income taxes; and
•	First-time adoption of International Financial Reporting Standards (IFRS 1).

As the analysis of each of the key areas progresses, other elements of the Company’s IFRS implementation plan will also be addressed, including: the implication of changes to accounting policies and processes; financial statement note disclosures on information technology; internal controls; contractual arrangements; and employee training.

The table below summarizes the expected timing of activities related to the Company’s transition to IFRS.

Initial analysis of key areas for which changes to accounting policies may be required.	Completed

Detailed analysis of all relevant IFRS requirements and identification of areas requiring accounting policy changes or those with accounting policy alternatives.	Completed

Assessment of first-time adoption (IFRS 1) requirements and alternatives.	Completed

Final determination of changes to accounting policies and choices to be made with respect to first-time adoption alternatives	Completed

Resolution of the accounting policy change implications on information technology, internal controls and contractual arrangements	Completed

Management and employee education and training	Completed

Quantification of the Financial Statement impact of changes in accounting policies	In progress

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

The Company continues to monitor the deliberations and progress on plans to converge to IFRS by accounting standard setting bodies and securities regulators in Canada.

The following provides a summary of the Company’s evaluation to date of potential changes to accounting policies in key areas based on the current standards and guidance within IFRS. This is not intended to be a complete list of areas where the adoption of IFRS will require a change in accounting policies, but is intended to highlight the areas the Company has identified as having the most potential for a significant change. The International Accounting Standards Board has a number of ongoing projects, the outcome of which may have an effect on the changes required to the Company’s accounting policies on adoption of IFRS. At the present time, however, the Company is not aware of any significant expected changes prior to its adoption of IFRS that would affect the summary provided below:

1) Exploration and Evaluation Expenditures

Subject to certain conditions, IFRS currently allows an entity to determine an accounting policy that specifies the treatment of costs related to the exploration for and evaluation of mineral properties. The Company expects to establish an accounting policy to expense all costs relating to exploration and test these balances for impairment on a quarterly basis.

The application of this policy on the adoption of IFRS will result in the expensing of all future costs of exploration and for comparative purposes.

2) Impairment of (Non-financial) Assets

IFRS requires a write down of assets if the higher of the fair market value and the value in use of a group of assets is less than its carrying value. Value in use is determined using discounted estimated future cash flows. Current Canadian GAAP requires a write down to estimated fair value only if the undiscounted estimated future cash flows of a group of assets are less than its carrying value.

The Company’s accounting policies related to impairment of non-financial assets will be changed to reflect these differences. However, the Company does not expect that this change will have an immediate impact on the carrying value of its assets. The Company will perform impairment assessments in accordance with IFRS at the transition date.

3) Share-based Payments

In certain circumstances, IFRS requires a different measurement of stock-based compensation related to stock options than current Canadian GAAP.

The Company does not expect changes to its accounting policies related to share-based payments that would result in a significant change in line items within its financial statements.

4) Asset Retirement Obligations (Decommissioning Liabilities)

IFRS requires the recognition of a decommissioning liability for legal or constructive obligations, while current Canadian GAAP only requires the recognition of such liabilities for legal obligations. A constructive obligation exists when an entity has created reasonable expectations that it will take certain actions.

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

The Company’s accounting policies related to decommissioning liabilities will be changed to reflect these differences. However, the Company does not expect this change will have an immediate impact on the carrying value of its assets.

5) Property and Equipment

IFRS contains different guidance related to recognition and measurement of property and equipment than current Canadian GAAP.

The Company will need to analyze and componentize specific assets and amortize each component separately, which are largely made up of assets at our mine site. The Company is in the process of reviewing its fixed asset ledger to ensure compliance with IFRS accounting but does not expect this difference to have a material impact upon the transition to IFRS.

Under IFRS 1 exemptions, adoption of IAS 16 “Property, Plant and Equipment” would require the Company to restate all property, plant and equipment balances from the date of acquisition until the transition date to IFRS of January 1, 2010. The applicable IFRS 1 election allows the Company to report property, plant and equipment in its opening balance sheet on the transition date at a deemed cost instead of actual cost. The Company will elect its deemed cost to be the net book value of the assets at the date of transition.

6) Income Taxes

In certain circumstances, IFRS contains different requirements related to recognition and measurement of future income taxes.

The Company does not expect any changes to its accounting policies related to income taxes that would result in a significant change to line items within its financial statements.

Subsequent Disclosures

Further disclosers of the IFRS transition process are expected as follows:

• The Company’s first financial statements prepared in accordance with IFRS will be the interim financial statements for the three months ending March 31, 2011, which will include notes disclosing transitional information and disclosure of new accounting policies under IFRS. The interim financial statements for the three months ending March 31, 2011, will also include the comparative period adjusted to comply with IFRS, and the Company’s transition date IFRS statement of financial position (at December 31, 2009).

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

10.   Cautionary Note Regarding Forward Looking Statements

This Management’s Discussion and Analysis includes "forward-looking statements", within the meaning of applicable securities legislation, which are based on the opinions and estimates of Management and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward looking statements. Forward-looking statements are often, but not always, identified by the use of words such as "seek", "anticipate", "budget", "plan", "continue", "estimate", "expect", "forecast", "may", "will", "project", "predict", "potential", "targeting", "intend", "could", "might", "should", "believe" and similar words suggesting future outcomes or statements regarding an outlook. Such risks and uncertainties include, but are not limited to, risks associated with the oil and gas industry (including operational risks in exploration development and production; delays or changes in plans with respect to exploration or development projects or capital expenditures; the uncertainty of reserve estimates; the uncertainty of estimates and projections in relation to production, costs and expenses; the uncertainty surrounding the ability of the Company to obtain all permits, consents or authorizations required for its operations and activities; and health safety and environmental risks), the risk of commodity price and foreign exchange rate fluctuations, the ability of Trelawney to fund the capital and operating expenses necessary to achieve the business objectives of Trelawney, the uncertainty associated with commercial negotiations and negotiating with foreign governments and risks associated with international business activities, as well as those risks described in public disclosure documents filed by the Company. Due to the risks, uncertainties and assumptions inherent in forward-looking statements, prospective investors in securities of the Company should not place undue reliance on these forward-looking statements. Statements in relation to "reserves" are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves described can be profitably produced in the future.

Readers are cautioned that the foregoing lists of risks, uncertainties and other factors are not exhaustive. The forward-looking statements contained in this press release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or in any other documents filed with Canadian securities regulatory authorities, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws. The forward-looking statements are expressly qualified by this cautionary statement.

11.   Management’s Responsibility for Financial Information

Management is responsible for all information contained in this report. The unaudited consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles and include amounts based on management’s informed judgments and estimates. The financial and operating information included in this report is consistent with that contained in the unaudited consolidated financial statements in all material aspects.

Management maintains internal controls to provide reasonable assurance that financial information is reliable and accurate and assets are safeguarded.

External auditors, appointed by the shareholders, have examined the consolidated financial statements for the year ended December 31, 2010.

TRELAWNEY MINING AND EXPLORATION INC.
Management’s Discussion and Analysis
of Financial Condition and Results of Operation
December 31, 2010

The Audit Committee has reviewed the audited consolidated financial statements with management. The Board of Directors has approved the audited consolidated financial statements on the recommendation of the Audit Committee.

March 15, 2010

Andres Tinajero
Vice President Finance & CFO